Exhibit 99.1

PRESS RELEASE

CSL010004

02/03/10

Carlisle Companies Reports $0.57 Earnings Per Share for the Fourth Quarter, Strong Cash Flow and Full-Year Margin Improvement

CHARLOTTE, NORTH CAROLINA, February 3, 2010 - Carlisle Companies Incorporated (NYSE:CSL) reported net sales from continuing operations of $555.2 million for the quarter ended December 31, 2009, a 15% decline from $651.2 million in the fourth quarter of 2008.  Sales were down across all segments, with organic sales decreasing by 17% from the fourth quarter of the prior year.  The Interconnect Technologies segment’s acquisitions of Jerrik and Electronic Cable Specialists and the Engineered Transportation Solutions segment’s acquisition of Japan Power Brake contributed $14.6 million of sales in the fourth quarter.  The impact of foreign currency exchange rates on net sales was an increase of less than 1% in the fourth quarter of 2009.

Income from continuing operations increased 131% to $35.6 million, or $0.57 per diluted share, in the fourth quarter 2009 compared with $15.4 million, or $0.25 per diluted share, in the fourth quarter 2008.  2009 income was positively impacted by favorable raw material pricing, lower interest expense as well as efficiencies gained through the Carlisle Operating System.  Fourth quarter 2009 net income also includes the release of a $19.6 million deferred tax accrual, previously provided with respect to un-repatriated earnings.  The Company has now identified appropriate long-term uses for these earnings outside the United States.  2009 fourth quarter net income was negatively impacted by lower sales volume, lower pricing and restructuring expenses related to plant consolidations.

Comment

David A. Roberts, Chairman, President and CEO, said, “We expected 2009 to be challenging but were committed to improving our margins.  Despite a sales decline of 23% for the full-year, we were able to improve our EBIT (Earnings Before Interest and Income Taxes) margin to 8.7% in 2009.  Our management teams did an excellent job managing through difficult market conditions by cutting costs to match revenue levels, while continuing to invest in their businesses for the long-term.  We were especially pleased with margins in our Construction Materials and FoodService Products segments. The Construction Materials segment increased their EBIT margin to 13.8%, as compared to 10.3% for the same period last year, despite a 24% decline in sales.  Our FoodService Products segment increased their EBIT margin to 10.1%, as compared to 7.8% for the same period last year, despite an 8% decline in sales.

“In addition to the margin improvements, we continued our strong cash flow performance generating $447 million of cash flow from operations during the year.  We used a portion of our cash flow to fund the Jerrik, Electronic Cable Specialists and Japan Power Brake acquisitions and to contribute $53 million to our pension fund.  Additionally, our strong cash flow allowed us to reduce our outstanding debt by $235 million during 2009, which contributed to the $19 million reduction in 2009 interest expense.”

Roberts continued, “Yesterday, we completed the sale of Johnson Truck Bodies, our refrigerated truck body business with 2009 annual sales of $51.5 million.  Although profitable, Johnson Truck Bodies was not one of our growth platforms.  We anticipate recognizing a small gain in the first quarter of 2010 as a result of this disposition.  Also, at year-end we completed the sale of EcoStar, our residential roofing tile business with 2009 sales of $17 million, to more fully focus on the product lines in our Construction Materials segment that serve non-residential markets.”

Roberts also said, “As recently announced, we decided to retain and fully integrate our power transmission belt business with our tire and wheel business.  We also combined our industrial brake and friction business with our tire and wheel, and belt businesses to form one fully integrated strategic operating unit, Carlisle Engineered Transportation Solutions, strengthening our position with major global agriculture and construction equipment manufacturers and creating opportunities to leverage synergies and best practices.

“Consistent with our lean focus and company-wide implementation of the Carlisle Operating System, we simplified our management structure by eliminating the Group President layer of management.  As a result of this change and the integration of our tire and wheel, industrial brake and friction, and power transmission belt businesses, we realigned our segments during the fourth quarter as follows:

•                  Carlisle Construction Materials

•                  Carlisle Engineered Transportation Solutions, which includes the tire and wheel, industrial brake and friction, and power transmission belt product lines

•                  Carlisle Interconnect Technologies

•                  Carlisle FoodService Products

•                  Carlisle Specialty Products, which includes Trail King and Johnson Truck Bodies (Johnson Truck Bodies is included in the Specialty Products segment for 2009 reporting purposes; however, in 2010, Johnson Truck Bodies will be reported in Discontinued Operations through the date of disposition.)

Our 2009 segment results and disclosures have been adjusted to reflect the new segment structure.”

Roberts concluded by stating, “For the full-year 2010, we are planning for modest revenue growth and continued improvement in our EBIT margins. During 2009, we made significant progress with our implementation of the Carlisle Operating System with every organization embracing the lean processes that are the foundation of the system’s philosophy.  Our employees not only enthusiastically welcomed the idea of making our manufacturing operations more productive, but went to work streamlining our back office, new product development and other non-manufacturing activities.  The Carlisle Operating System will be a key driver in enabling us to achieve our long-term goals.”

Segment Results

Construction Materials:  Fourth quarter 2009 net sales declined 12% to $263.7 million from $300.5 million, and EBIT increased 82% to $38.7 from $21.3 million for the same period in 2008.  The decrease in sales was across all major product lines and is consistent with declines in the overall non-residential construction industry.  Despite the lower sales volume, the EBIT margin more than doubled from 7.1% in the fourth quarter 2008 to 14.7% in the fourth quarter of the current year.  The improvement in margin was due to the combination of favorable raw material costs and efficiency gains from the Carlisle Operating System.  These improvements more than offset the impact from the sales volume decrease and selling price decreases that occurred in the fourth quarter of 2009 as compared to the same period in 2008.  Fourth quarter 2008 operating results included a $5.9 million restructuring charge related to the Insulfoam business.

Engineered Transportation Solutions:  Fourth quarter 2009 net sales declined 18% to $148.0 million from $179.8 million, and an EBIT loss of $8.6 million compared to an EBIT loss of $2.2 million for the same period in 2008.  Sales were down in all markets in this segment with the most significant declines in the agriculture and construction markets.  EBIT was negatively impacted by lower sales volume, and restructuring and impairment charges of $12.8 million, including $6.7 million attributable to the integration of the power transmission belt business with the tire and wheel, and industrial brake and friction businesses.  Lower raw materials pricing and savings realized from the Carlisle Operating System had a favorable impact on EBIT in the fourth quarter of 2009.

Interconnect Technologies: Fourth quarter 2009 net sales increased 6.3% to $54.4 million from $51.2 million, and EBIT declined to $2.6 million from $7.5 million for the same period in 2008.  The positive sales impact from the acquisitions of Jerrik and Electronic Cable Specialists was partially offset by a 14% decline in organic sales in the quarter.  The decline in EBIT was due to a combination of the organic sales decline and a $3.1 million restructuring charge related to plant consolidations announced in the fourth quarter of 2009.

FoodService Products: Fourth quarter 2009 net sales declined 6.4% to $58.2 million from $62.2 million, and EBIT increased to $6.3 million from $2.8 million for the same period in 2008.  Sales declined across all product lines; however, the decline was at a more moderate rate than previous quarters.  Despite the decline in sales, the EBIT margin more than doubled from 4.5% in the fourth quarter 2008 to 10.8% in the current quarter.  The improvement in margin was primarily due to the combination of favorable raw material costs and efficiency gains from the Carlisle Operating System.  In addition, fourth quarter 2008 operating results included a $2.2 million restructuring charge related to plant consolidations.

Specialty Products: Fourth quarter 2009 net sales declined 46% to $30.9 million from $57.5 million, and EBIT was a loss of $0.7 million as compared to a positive EBIT of $7.9 million for the same period in 2008.  The decrease in fourth quarter 2009 sales and EBIT was primarily attributable to weak sales in the specialty trailer market.

Corporate Expense

Corporate expense of $11.4 million for the fourth quarter of 2009 compared with $9.4 million for the fourth quarter 2008.  The increase was due to higher management restructuring costs and medical expenses incurred in the fourth quarter 2009 as compared to the same period of the prior year.

Interest Expense, Net

Net interest expense of $1.9 million for the fourth quarter 2009 compared with $12.3 million for the fourth quarter 2008.  Interest expense in the fourth quarter 2008 included a $7.3 million pre-tax charge for the termination of a treasury lock. Also contributing to the year-over-year decrease in interest expense was the reduction of outstanding debt during 2009.

Income Tax Expense

Income tax benefit from continuing operations was $10.6 million for the fourth quarter 2009, compared to income tax expense of $0.2 million for the same period in 2008. The tax benefit resulted from the release in the fourth quarter 2009 of a $19.6 million deferred tax accrual.

Net Income

Net income for the fourth quarter 2009 was $35.9 million, or $0.58 per diluted share, compared to net income of $13.7 million, or $0.22 per diluted share for the fourth quarter 2008.  Net income was positively impacted by a favorable tax adjustment, favorable raw material prices and lower interest expense as well as efficiency gains from the Carlisle Operating System during the fourth quarter of 2009.  These positive impacts to income were partially offset by lower sales volume, plant restructuring charges and lower selling prices.

Year-to-Date

Net sales of $2,379.5 million for the year ended December 31, 2009 decreased 23% as compared with $3,110.1 million for the same period in 2008.  Sales decreased across all segments.

Full-year 2009 EBIT of $206.9 million increased 11% from $186.6 million in the prior year.  2009 EBIT was positively impacted by selling price increases, favorable raw material pricing, efficiencies gained through the Carlisle Operating System and a $27.0 million gain from a fire insurance settlement.  These positive impacts were offset by lower sales volume and restructuring expenses.  2008 results included an impairment charge on goodwill and certain other assets of Carlisle Power Transmission of $68.6 million.

Net income for the year ended December 31, 2009 was $144.6 million, or $2.34 per diluted share.  Net income for the year ended December 31, 2008 was $55.8 million, or $0.91 per diluted share, and included after-tax impairment charges of $45.3 million, or $0.74 per diluted share, related to the on-highway brake business, which is reported in discontinued operations, and $44.2 million, or $0.73 per diluted share from the previously noted impairment charge on the assets of Carlisle Power Transmission.  2009 net income included the reversal of a $19.6 million deferred tax accrual.

Cash Flow

Cash flow provided from operations of $447.2 million for the year ended December 31, 2009 is a 63% increase over 2008 and is the third consecutive year for establishing a new record for the Company.  During 2009, outstanding debt was reduced by $235.4 million.  Cash generated from working capital and other assets and liabilities of $195.1 million for 2009 compared with cash generated of $25.6 million in 2008.  2009 cash flow provided from operations includes $54.5 million of proceeds relating to the insurance settlement from the fire at the tire and wheel facility in Bowdon, Georgia. Cash used in investing activities of $119.5 million in 2009 includes $80.8 million primarily for the acquisitions of Jerrik and Electronic Cable Specialists in the Interconnect Technologies segment. Cash used in investing activities was $354.2 million in 2008 and included cash used for acquisitions of $290.7 million for the purchase of Dinex in the FoodService Products segment and Carlyle in the Interconnect Technologies segment. Capital expenditures of $48.2 million in 2009 compared with $68.0 million in 2008.

Conference Call and Webcast

The Company will discuss fourth quarter 2009 results on a conference call at 10:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investors/conference_call.html), or the taped call may be listened to shortly following the live call at the same website location.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

About Carlisle Companies

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, heavy-haul truck trailer, foodservice, aerospace, and test and measurement industries.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED

Consolidated Statement of Earnings

For the periods ended December 31

 (In millions, except share and per share amounts)

 (Unaudited)

	Fourth Quarter			Twelve Months
	2009	2008	% Change	2009	2008	% Change

Net sales	$555.2	$651.2	-15%	$2,379.5	$3,110.1	-23%
Cost and expenses:
Cost of goods sold	440.0	539.5	-18%	1,875.6	2,516.8	-25%
Selling and administrative expenses	75.1	73.3	2%	289.0	316.3	-9%
Research and development expenses	4.2	3.8	11%	16.6	16.2	2%
Gain related to fire settlement	—	—	NM	(27.0)	—	NM
Goodwill impairment	—	—	NM	—	55.5	NM
Other expense, net	9.0	6.7	34%	18.4	18.7	-2%

Earnings before interest and income taxes	26.9	27.9	-4%	206.9	186.6	11%
Interest expense, net	1.9	12.3	-85%	9.0	27.7	-68%

Earnings before income taxes	25.0	15.6	60%	197.9	158.9	25%
Income tax (benefit) expense	(10.6)	0.2	NM	46.1	45.3	2%

Income from continuing operations	35.6	15.4	131%	151.8	113.6	34%

Income (loss) from discontinued operations	0.3	(1.7)	NM	(7.2)	(57.8)	NM

Net income	$35.9	$13.7	162%	$144.6	$55.8	159%

Basic earnings (loss) per share (1)
Continuing operations	$0.58	$0.25	132%	$2.48	$1.86	33%
Discontinued operations	0.01	(0.03)	NM	(0.12)	(0.95)	NM
Basic earnings per share	$0.59	$0.22	168%	$2.36	$0.91	159%

Diluted earnings (loss) per share (1)
Continuing operations	$0.57	$0.25	128%	$2.45	$1.85	32%
Discontinued operations	0.01	(0.03)	NM	(0.11)	(0.94)	NM
Diluted earnings per share	$0.58	$0.22	164%	$2.34	$0.91	157%

Average shares outstanding - in thousands
Basic	60,640	60,532		60,601	60,541
Diluted	61,340	60,877		61,234	60,848

Dividends	$9.8	$9.4	4%	$38.6	$36.6	5%
Dividends per share	$0.160	$0.155	3%	$0.630	$0.600	5%

(1) Numerator for basic and diluted EPS calculated based on “two class” method of computing earnings per share:

Income from continuing operations	$35.2	$15.3	$150.1	$112.7
Net income	$35.5	$13.6	$143.0	$55.3

NM = Not Meaningful

* 2008 figures have been restated to reflect the reclassification of Carlisle Power Transmission from discontinued operations to continuing operations.

CARLISLE COMPANIES INCORPORATED

Segment Financial Data

For the periods ended December 31

(In millions)

(Unaudited)

	Fourth Quarter			Twelve Months
	2009	2008	% Change	2009	2008	% Change
Net Sales

Construction Materials	$263.7	$300.5	-12%	$1,125.9	$1,472.3	-24%
Engineered Transportation Solutions	148.0	179.8	-18%	708.1	928.2	-24%
Interconnect Technologies	54.4	51.2	6%	180.5	197.9	-9%
FoodService Products	58.2	62.2	-6%	243.6	266.2	-8%
Specialty Products	30.9	57.5	-46%	121.4	245.5	-51%
Total Net Sales	$555.2	$651.2	-15%	$2,379.5	$3,110.1	-23%

Earnings Before Interest and Income Taxes (EBIT)

Construction Materials	$38.7	$21.3	82%	$155.2	$151.1	3%
Engineered Transportation Solutions	(8.6)	(2.2)	-291%	54.2	(12.9)	520%
Interconnect Technologies	2.6	7.5	-65%	14.3	25.2	-43%
FoodService Products	6.3	2.8	125%	24.7	20.7	19%
Specialty Products	(0.7)	7.9	-109%	(5.0)	33.5	-115%
Segment EBIT	38.3	37.3	3%	243.4	217.6	12%
Corporate	(11.4)	(9.4)	-21%	(36.5)	(31.0)	-18%
Total EBIT	$26.9	$27.9	-4%	$206.9	$186.6	11%

EBIT Margins

Construction Materials	14.7%	7.1%		13.8%	10.3%
Engineered Transportation Solutions	-5.8%	-1.2%		7.7%	-1.4%
Interconnect Technologies	4.8%	14.6%		7.9%	12.7%
FoodService Products	10.8%	4.5%		10.1%	7.8%
Specialty Products	-2.3%	13.7%		-4.1%	13.6%
Segment EBIT Margin	6.9%	5.7%		10.2%	7.0%
Corporate	-2.1%	-1.4%		-1.5%	-1.0%
Total EBIT Margin	4.8%	4.3%		8.7%	6.0%

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Balance Sheet

(In millions)

	December 31,	December 31,
	2009	2008
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$96.3	$42.7
Receivables	292.5	331.2
Inventories	345.8	468.5
Prepaid expenses and other	65.2	94.9
Current assets held for sale	—	30.8
Total current assets	799.8	968.1
Property, plant and equipment, net	482.6	513.3
Other assets	629.8	589.2
Non-current assets held for sale	1.9	5.3
Total Assets	$1,914.1	$2,075.9

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt, including current maturities	$—	$127.0
Accounts payable	135.7	128.7
Accrued expenses	165.4	166.3
Current liabilities associated with assets held for sale	—	20.5
Total current liabilities	301.1	442.5
Long-term debt	156.1	273.3
Other liabilities	238.3	266.0
Shareholders’ equity	1,218.6	1,094.1
Total Liabilities and Shareholders’ Equity	$1,914.1	$2,075.9

* 2008 figures have been restated to reflect the reclassification of Power Transmission as “held and used” from “held for sale”.

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Statement of Cash Flows

For the Twelve Months Ended December 31

(In millions)

(Unaudited)

	2009	2008
Operating activities
Net income	$144.6	$55.8
Reconciliation of net income to operating cash flows:
Depreciation and amortization	67.5	69.0
Non-cash compensation	13.9	12.0
Loss on writedown of assets	20.9	131.8
Deferred taxes	8.3	(22.4)
Change in working capital and other assets and liabilities	195.1	25.6
Other	(3.1)	2.4
Net cash provided by operating activities	447.2	274.2
Investing activities
Capital expenditures	(48.2)	(68.0)
Acquisitions, net of cash acquired	(80.8)	(290.7)
Proceeds from investments and disposal of property and equipment	9.2	4.1
Other	0.3	0.4
Net cash used in investing activities	(119.5)	(354.2)
Financing activities
Net change in short-term debt and revolving credit lines	(235.4)	178.4
Reductions of long-term debt	—	(100.0)
Dividends paid	(38.6)	(36.6)
Excess tax benefits on share-based compensation	0.1	0.1
Treasury shares and stock options, net	1.0	(1.9)
Treasury share repurchases	(1.3)	(4.8)
Net cash (used in) provided by financing activities	(274.2)	35.2
Effect of exchange rate changes on cash	0.1	(0.9)
Change in cash and cash equivalents	53.6	(45.7)
Cash and cash equivalents
Beginning of period	42.7	88.4
End of period	$96.3	$42.7

Carlisle Companies Incorporated

Schedule of Significant Items

Fourth Quarter 2009 Significant Items

		Engineered
	Construction	Transportation	Interconnect	FoodService	Specialty
(pre-tax amounts, in millions)	Materials	Solutions	Technologies	Products	Products	Corporate	Total

Asset impairment charges	$—	$(8.5)	$(1.8)	$—	$—	$—	$(10.3)
Restructuring charges	—	(4.3)	(1.3)	—	(0.5)	(0.9)	(7.0)

Total	—	(12.8)	(3.1)	—	(0.5)	(0.9)	(17.3)

Fourth Quarter 2008 Significant Items

		Engineered
	Construction	Transportation	Interconnect	FoodService	Specialty
(pre-tax amounts, in millions)	Materials	Solutions	Technologies	Products	Products	Corporate	Total

Asset impairment charges	$(4.3)	$—	$—	$(1.5)	$—	$—	$(5.8)
Restructuring charges	(1.6)	(0.8)	—	(0.7)	—	—	(3.1)
Treasury-lock termination	—	—	—	—	—	(7.3)	(7.3)

Total	(5.9)	(0.8)	—	(2.2)	—	(7.3)	(16.2)

Year-to-Date 2009 Significant Items

		Engineered
	Construction	Transportation	Interconnect	FoodService	Specialty
(pre-tax amounts, in millions)	Materials	Solutions	Technologies	Products	Products	Corporate	Total

Asset impairment charges	$(1.6)	$(14.4)	$(2.1)	$—	$(3.8)	$—	$(21.9)
Restructuring charges	—	(10.3)	(1.6)	—	(1.2)	(3.2)	(16.3)
Gain related to fire settlement	—	27.0	—	—	—	—	27.0

Total	$(1.6)	$2.3	$(3.7)	$—	$(5.0)	$(3.2)	$(11.2)

Year-to-Date 2008 Significant Items

		Engineered
	Construction	Transportation	Interconnect	FoodService	Specialty
(pre-tax amounts, in millions)	Materials	Solutions	Technologies	Products	Products	Corporate	Total

Goodwill impairment charges	$—	$(55.5)	—	$—	$—	$—	$(55.5)
Asset impairment charges	(4.3)	(13.1)	—	(1.5)	—	—	(18.9)
Restructuring charges	(1.6)	(0.8)	—	(0.7)	—	—	(3.1)
Treasury-lock termination	—	—	—	—	—	(7.7)	(7.7)

Total	$(5.9)	$(69.4)	$—	$(2.2)	$—	$(7.7)	$(85.2)